Exhibit 10.1

Portions of this Exhibit have been redacted because they (i) are not material and would be competitively harmful if publicly disclosed or (ii) are personal and confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”

Execution Copy

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 31, 2021, is entered into by and between Sientra, Inc., a Delaware corporation (“Buyer”), and AuraGen Aesthetics LLC, a Delaware limited liability company (“Seller”).

RECITALS

WHEREAS, Seller owns certain assets in connection with the research, design, development, clinical studies, manufacture, marketing, distribution, use and exploitation of certain autologous fat grafting products, including those branded as “AuraGen 1-2-3™”, “AuraSorb™”, and “AuraClens™” (collectively, the “Fat Grafting Operations”); and

WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell, and Buyer desires to buy, all of Seller’s right, title and interest in and to substantially all of the assets used in or necessary for the operation of the Fat Grafting Operations;

NOW, THEREFORE, in consideration of the premises and the covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Accounts Receivable” has the meaning specified in Section 4.8(a) hereof.

“Additional Agreements” means all agreements (including exhibits), instruments and documents being or to be executed and delivered under this Agreement or in connection herewith, including, but not limited to the following: (i) the Assignment and Assumption Agreement; (ii) the Assignment of Patents; (iii) the Assignment of Copyrights; (iv) the Assignment of Trademarks; and (v) the Bill of Sale, each in the form attached as an exhibit hereto.

“Affiliate” means, as to any Person, any other Person which is controlling, controlled by or under common control with such Person.

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement dated as of the Closing Date, by and between Buyer and Seller, in substantially the form attached hereto as Exhibit A.

“Assignment of Copyrights” means that certain Assignment of Copyrights dated as of the Closing Date, by and between Buyer and Seller, in substantially the form attached hereto as Exhibit B.

“Assignment of Patents” means that certain Assignment of Patents dated as of the Closing Date, by and between Buyer and Seller, in substantially the form attached hereto as Exhibit C.

“Assignment of Trademarks” means that certain Assignment of Trademarks dated as of the Closing Date, by and between Buyer and Seller, in substantially the form attached hereto as Exhibit D.

“Assumed Liabilities” has the meaning specified in Section 2.3(a) hereof.

“Balance Sheet” has the meaning specified in Section 4.13 hereof.

“Bill of Sale” means that certain Bill of Sale dated as of the Closing Date, by and between Buyer and Seller, relating to the sale of certain of the Purchased Assets, in substantially the form attached hereto as Exhibit E.

“Bloomberg” means Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereinafter designated by the Buyer and the Seller.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Affiliates” has the meaning specified in Section 8.1(a) hereof.

“Buyer’s Damages” has the meaning specified in Section 8.1(a) hereof.

“Buyer Shares” means the Closing Shares, the Earnout Shares and any other shares of Common Stock issued by Buyer pursuant to this Agreement.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. 116–136) (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act), including the Paycheck Protection Program Flexibility Act (P.L.116-142), and any legislative or regulatory guidance issued pursuant thereto.

“Cash Consideration” has the meaning specified in Section 2.4(a) hereof.

“Claims and Losses” has the meaning specified in Section 8.1(a) hereof.

“Closing” has the meaning specified in Section 3.1 hereof.

“Closing Date” has the meaning specified in Section 3.1 hereof.

“Closing Shares” has the meaning specified in Section 2.4(c) hereof

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock of Buyer, $0.01 par value per share.

“Competitive Activity” means directly or indirectly (or having any material interest in) (i) engaging in any activity that is the same as, or the development of fat grafting technology that is directly competitive with, the Fat Grafting Operations; (ii) engaging in the development or distribution of any product that is the same as, or the development of any fat grafting technology that is directly competitive with, any of the Fat Grafting Products developed by Buyer during the Noncompetition Period; or (iii) diverting or attempting to divert from Buyer or any Affiliate of Buyer any business of any kind relating to the Fat Grafting

Operations, including the solicitation of or interference with any suppliers, consultants, contractors, or customers of such operations.

“Contracts” has the meaning specified in Section 4.9 hereof.

“Earnout Shares” has the meaning specified in Section 2.6 hereof.

“Eligible Market” means the NASDAQ Stock Market LLC, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange, the NYSE Alternext, or the Nasdaq Capital Market.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning specified in Section 2.2 hereof.

“Exclusive Patent License Agreement” means the Exclusive Patent License Agreement dated June 12, 2017, as amended, by and between Seller and The General Hospital Corporation, d/b/a Massachusetts General Hospital.

“Fat Grafting Operations” has the meaning specified in the recitals to this Agreement.

“Fat Grafting Products” means products or systems used in fat grafting owned, designed, developed, manufactured, marketed, distributed, used or commercially exploited under the names “AuraGen 1-2-3™”, “AuraSorb™”, or “AuraClens™” and any other products or systems owned, designed, developed, manufactured, marketed or commercially exploited by Buyer or Seller that incorporate the Patents.

“FDA” means the United States Food and Drug Administration.

“Financials” has the meaning specified in Section 4.13 hereof.

“510(k)” has the meaning specified in Section 4.16(d) hereof.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Body” means any foreign, federal, state, county, local, district, public authority, public agency or any other political subdivision, public corporation or governmental or regulatory authority, whether foreign or domestic.

“Governmental Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal, or any Governmental Body and any award in any arbitration proceeding.

“Governmental Permits” has the meaning specified in Section 4.5(a) hereof.

“IDE” has the meaning specified in Section 4.16(d) hereof.

“Indebtedness” means, with respect to any Person, any indebtedness, secured or unsecured, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), and evidenced by bonds, notes, debentures or similar instruments or letters of credit, to the extent of the face value thereof (or, in the case of evidence of indebtedness issued at a discount, the current accredit value thereof) or (b) representing the balance deferred and unpaid of the purchase price of property or services (other than accounts payable (including trade payables) in the ordinary course of business) and shall also include, to the extent not otherwise included, (i) any capitalized lease obligations and (ii) the face value of guaranties of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor).

“Indemnified Party” has the meaning specified in Section 8.2(b) hereof.

“Indemnifying Party” has the meaning specified in Section 8.2(b) hereof.

“Insurance Period” has the meaning specified in Section 7.7 hereof.

“Intellectual Property” means all of the intellectual property owned or licensed by Seller, including, without limitation: (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications; (b) ideas and conceptions of potentially patentable subject matter, including without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications; (c) all worldwide statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by law, multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application (collectively, “Patents”); (d) trademarks, service marks, trade dress, logos, trade names and corporate names, including all of the goodwill associated therewith, whether or not registered, including all common law rights and registrations and applications for registration thereof (collectively, “Trademarks”); (e) copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by law, multinational treaties or conventions (collectively, “Copyrights”); (f) trade secrets and confidential, technical information (including ideas, formulas, compositions, inventions and conceptions of inventions, whether patentable or unpatentable and whether or not reduced to practice) (collectively, “Trade Secrets”); (g) technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data and copyrightable works, whether secret or confidential or not; (h) copies and all tangible embodiments of all of the foregoing, in whatever form or medium; (i) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights; (j) all rights to sue for and recover and retain damages, costs or attorneys’ fees for present and past infringement of any of the Intellectual Property rights described above; and (k) any non-infringement and/or invalidity opinions received by Seller with respect to any of the Intellectual Property rights described above.

“Interim Financial Statements” has the meaning specified in Section 4.13 hereof.

“Inventory” has the meaning specified in Section 4.8(b) hereof.

“IRS” means the Internal Revenue Service of the United States of America.

“LLC Shares” means the units of limited liability company interests in the Seller defined as “Shares” in the First Amended and Restated Limited Liability Company Agreement of Seller dated February 1, 2018, as amended by the First Amendment to First Amended and Restated Limited Liability Company Agreement of Seller dated December 31, 2021.

“Material Adverse Event” means any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or would be reasonably likely to have a material adverse effect on (i) the Purchased Assets, or (ii) the Fat Grafting Operations.

“Milestone Payment” has the meaning specified in Section 2.6 hereof.

“Named Principal Noncompetition Agreements” means those certain Noncompetition Agreements dated as of the Closing Date, by and between Buyer and each of the Named Principals, each in substantially the form attached hereto as Exhibit F.

“Named Principals” means Helios Aesthetics LLC, William Gerald Austen, Yiannis Monovoukas and Michael Charles McCormack.

“Noncompetition Period” has the meaning specified in Section 7.2 hereof.

“Nondisclosure Agreement” means that certain Confidentiality Agreement, dated as of August 31, 2020, by and between Buyer and Seller.

“Notice” has the meaning specified in Section 2.6 hereof.

“Permitted Encumbrances” means (a) liens for taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (c) other liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection, and (d) all agreements, liabilities and undertakings of Seller set forth in the Exclusive Patent License Agreement.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Body or any other entity.

“Principal Market” means the Eligible Market on which the Common Stock is primarily listed on and quoted for trading, which as of the date of this Agreement, shall be the NASDAQ Global Select Market.

“Purchase Price” has the meaning specified in Section 2.4 hereof.

“Purchased Assets” has the meaning specified in Section 2.1 hereof.

“Records” has the meaning specified in Section 2.1(a)(vii) hereof.

“Reference Market Value” means the arithmetic average of the Volume Weighted Average Price(s) on each of the sixty (60) consecutive Trading Days ending on date of the Notice.

“Requirements of Laws” means any applicable foreign, federal, state and local laws, statutes, regulations, rules, codes, ordinances, enforceable judgments, injunctions, decrees and orders, permits, approvals, treaties, enacted, adopted, issued or promulgated by any Governmental Body in effect as of the Closing Date.

“Restricted Territory” means the United States and all of its territories.

“Retained Liabilities” has the meaning specified in Section 2.3(b) hereof.

“Retention Rate” means the ratio of total breast volume to expected breast volume, as measured by dividing measured volume at the 12-month follow-up (as contemplated by the Study Protocol) by expected breast volume.

“Schedules” has the meaning specified in the introductory paragraph to Article 4 hereof.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Affiliates” has the meaning specified in Section 8.1(b) hereof.

“Seller Damages” has the meaning specified in Section 8.1(b) hereof.

“Study” means a clinical study designed and executed by Buyer in which at least [200] patients are treated using the Fat Grafting Products intended to measure the Retention Rate of fat cells implanted in breast augmentation and reconstruction surgeries performed using the Fat Grafting Products at an endpoint of approximately one year following implant.

“Study Protocol” means the protocol established by Buyer in respect of the Study, as may be modified from time to time, a copy of which is set forth on Exhibit G attached hereto.

“Tax” means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, escheat, unclaimed property, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), with any Governmental Body, including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Third Party Expenses” has the meaning specified in Section 9.10 hereof.

“Transfer” means any (i) direct or indirect offer, sale, contract to sell (including any short sale), pledge, hypothecation, establishment of an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, grant of any option, right or warrant for the sale of, purchase of any option or contract to sell, sale of any option or contract to purchase, or other encumbrance, disposal or transfer of, or grant of any rights with respect to, any of the Buyer Shares or the right to receive the Buyer Shares, (ii) the entry into a transaction which would have the same effect, or the entry into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Buyer Shares or the right to receive the Buyer Shares, whether any such aforementioned transaction is settled by delivery of the Buyer Shares or such other securities, in cash or otherwise, or (iii) public disclosure of the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement.

“Transfer Taxes” has the meaning specified in Section 2.5 hereof.

“Transferred Agreements” has the meaning specified in Section 2.1(a)(viii) hereof.

“Transferred Permits” has the meaning specified in Section 2.1(a)(ix) hereof.

“Volume Weighted Average Price” for the Common Stock means the volume weighted average sale price of the Common Stock on the Principal Market as reported by Bloomberg or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg. Volume Weighted Average Price will be determined without regard to after-hours trading or any other trading outside of the regular trading hours.

“2020 Financial Statements” has the meaning specified in Section 4.13 hereof.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale.

(a) On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase from Seller, all right, title and interest of Seller in and to substantially all of the tangible and intangible properties and assets owned or held by Seller relating to the Fat Grafting Operations (collectively, the “Purchased Assets”) free and clear of all Encumbrances (except for Permitted Encumbrances), including, without limitation, the following assets, but excluding the Excluded Assets (as defined in Section 2.2):

(i) all Accounts Receivable set forth on Schedule 4.8(a) hereto and any payments received with respect thereto after the Closing Date, and unpaid interest accrued on any such Accounts Receivable;

(ii) all Inventory set forth on Schedule 4.8(b) hereto;

(iii) all tangible personal property set forth on Schedule 4.8(c) hereto;

(iv) all license agreements related to the Purchased Assets and/or the Fat Grafting Operations, including without limitation, the Exclusive Patent License Agreement;

(v) the goodwill and going concern value of the Fat Grafting Operations;

(vi) all Intellectual Property, including, without limitation, the intellectual property set forth on Schedule 4.7(a);

(vii) all existing supplier lists, customer lists, pricing lists, records, books, ledgers, files, documents, correspondence, repair and maintenance records, operation manuals, advertising, promotional and marketing materials (including, without limitation, catalogues, brochures, trade show equipment, field inventory, loaners, sales force inventory and consignments), studies and reports (but not including any of the foregoing related primarily to the Excluded Assets) and complete and accurate copies of all applications, registrations, agreements and other documents referenced on Schedule 4.7(a) hereto (collectively, the “Records”);

(viii) all contracts, agreements, commitments, licenses, undertakings, arrangements, and other legally binding contractual rights or obligations to which Seller is a party and which are listed on Schedule 2.1(a)(viii) hereto (collectively, the “Transferred Agreements”), including, without limitation, all manufacturing rights and distribution rights;

(ix) all licenses, permits, approvals, clearances, variances, waivers or consents issued by any Governmental Body (collectively, the “Transferred Permits”), to the extent transferable;

(x) all prepaid expenses (except prepaid insurance premiums), advance payments, deposits, surety accounts and other similar assets, including without limitation, prepaid deposits with suppliers;

(xi) all rights, claims and benefits of Seller in, to or under, any (i) confidentiality or secrecy agreements entered into by Seller with third parties that relate to the use or disclosure of information, including, without limitation, the agreements listed on Schedule 2.1(a)(xi) and (ii) express or implied warranties from the suppliers of goods or services (including any coverage rights under product liability or other insurance maintained by any of such suppliers for the benefit of Seller);

(xii) any unfilled purchase and sale orders of Seller; and

(xiii) all other assets, properties and rights of Seller, whether tangible or intangible, and wherever situated, that are related to the ownership, research, design, development, clinical studies, manufacture, marketing, distribution, use or exploitation of the Fat Grafting Products or Fat Grafting Operations.

2.2 Assets Not to be Transferred. Seller shall retain and Buyer shall not acquire the following assets and properties of Seller, which together shall constitute the “Excluded Assets”:

(a) all cash, bank deposits and cash equivalents of Seller;

(b) all leases in respect of real property;

(c) all benefit plans and assets attributable thereto;

(d) the rights which accrue or will accrue to Seller under this Agreement and the Additional Agreements; and

(e) any assets or properties of Seller other than those included in the Purchased Assets.

2.3 Liabilities and Obligations.

(a) On the Closing Date, Buyer shall be solely responsible for all of the liabilities arising from, relating to or in connection with the ownership, research, design, development, clinical studies, manufacture, marketing, distribution, use and exploitation by Buyer of the Fat Grafting Products and the operation by Buyer of the Fat Grafting Operations from and after the Closing, and shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof and hereof, those liabilities of Seller set forth on Schedule 2.3 arising prior to the Closing (the “Assumed Liabilities”). Notwithstanding the fact that obligations under the Transferred Agreements are included on Schedule 2.3, except as expressly set forth on such Schedule, Buyer is only assuming the obligation to perform Seller’s obligations under such Transferred Agreements after the Closing Date, and nothing contained herein shall have the effect of causing Buyer to have assumed or be responsible for any obligations that arose under such Transferred Agreements prior to or on the Closing Date regardless of whether such pre-Closing Date obligations arose in the ordinary course or as a result of any breach or default by Seller.

(b) Except as expressly set forth in Section 2.3(a) above, Buyer shall not assume or have any responsibility for any liability, obligation or commitment of any nature of Seller prior to the Closing, whether now or hereafter existing, known or unknown, accrued or unaccrued or due to come due, including, without limitation, those liabilities and obligations specifically identified as “Retained Liabilities” throughout this Agreement (herein collectively, the “Retained Liabilities”). Seller acknowledges and agrees that it shall be fully responsible for all such Retained Liabilities. The parties agree that notwithstanding the disclosure of a liability on a Schedule hereto (other than Schedule 2.3), such liability shall constitute a Retained Liability unless it is explicitly set forth on Schedule 2.3.

2.4 Purchase Price. In consideration for the Purchased Assets, Buyer shall pay or do the following (collectively referred to as the “Purchase Price”):

(a) Buyer shall pay to Seller $1,000,000 in cash at the Closing by wire transfer of immediately available funds to such account as Seller shall, not less than three (3) business days prior to the Closing Date, designate in writing to Buyer (the “Cash Consideration”);

(b) Buyer shall pay to Seller $3,000,000 in cash on the first annual anniversary of the date of this Agreement; provided that such amount shall be subject to deduction (but subject to, and adjusted based on, the limitations and reductions set forth in Sections 8.3, 8.4 and 8.5) in respect of any claims as to which Buyer or any Buyer Affiliates shall have delivered a notice pursuant to Article 8 (which amounts shall continue to be withheld and retained by Buyer until such claims are finally resolved, at which time only the portion of such amounts that have been finally determined to exceed the amount of such claims with respect to which Buyer or any Buyer Affiliates are entitled to indemnification pursuant to Article 8 shall be released to Seller); and

(c) Buyer shall issue to the Persons set forth on Exhibit H attached hereto (and in the amounts set forth on Exhibit H) at the Closing an aggregate total of 3,930,655 shares of Common Stock (the “Closing Shares”).

2.5 Transfer Taxes. All use, value-added, gross receipts, excise, registration, stamp duty, sales, transfer or other similar taxes or governmental fees (“Transfer Taxes”) imposed, levied or payable by reason of the signing of this Agreement and by reason of the transfer of assets and assumption of liabilities contemplated hereby shall be borne 100% by Seller when due. Each party shall, at its own expense, timely file any tax return or other document with respect to such Transfer Taxes or fees (and each party shall cooperate with respect thereto as necessary). To the extent permitted under applicable Law, each of the parties shall cooperate as reasonably requested by the other party in order to minimize or eliminate Transfer Taxes arising out of the transactions contemplated by this Agreement.

2.6 Additional Consideration. Buyer shall complete the Study by no later than June 30, 2024, and shall determine the Retention Rate and notify Seller of the Retention Rate, as determined in accordance with the Study Protocol, no later than August 31, 2024 (the “Notice”) and Seller shall be entitled to an additional payment (the “Milestone Payment”) based on the Retention Rate in accordance with the chart below:

Retention Rate at 12 Month Follow-up	Milestone Payment	Payment Terms
[***]	None	Not Applicable
[***]	[***]	[***]

[***]	[***]	[***]
[***]	[***]	[***]

In the event that Buyer fails to complete the Study by June 30, 2024 or provide Seller the Notice on or prior to August 31, 2024, Seller shall be entitled to a payment of $7,000,000 payable within fifteen (15) days of June 30, 2024 or August 31, 2024, as applicable. Buyer may, in its sole discretion, determine to make any payment (or portion thereof) denominated in dollars in this Section 2.6 using shares of Common Stock valued at the Reference Market Value. In the event that Seller is entitled to receive the Earnout Shares, Seller may in lieu of receiving the Earnout Shares, upon notice to Buyer delivered within seven (7) days of Seller’s receipt of the Notice, elect to receive a payment of $1,500,000 in cash. The Milestone Payment shall be subject to deduction (but subject to, and adjusted based on, the limitations and reductions set forth in Sections 8.3, 8.4 and 8.5) in respect of any claims as to which Buyer or any Buyer Affiliates shall have delivered a notice pursuant to Article 8 (which amounts shall continue to be withheld and retained by Buyer until such claims are finally resolved, at which time only the portion of such amounts that have been finally determined to exceed the amount of such claims with respect to which Buyer or any Buyer Affiliates are entitled to indemnification pursuant to Article 8 shall be released to Seller). Buyer and Seller hereby acknowledge and agree that the actual Retention Rate and the performance of the Study is subject to a variety of factors and uncertainties, including many outside of the control of Buyer, and the payment of the Milestone Payment is contingent on the achievement of the applicable Retention Rate provided for in this Section 2.6 which may not be achieved, and as a result, the Milestone Payment may never be paid. Accordingly, in the event that the applicable Retention Rate resulting in a payment to Seller is not achieved, no person will have recourse against any party hereto unless Buyer has (i) failed to perform and complete the Study by June 30, 2024 substantially in accordance with the Study Protocol, (ii) failed to provide Seller the Notice by August 31, 2024 or (iii) failed to or calculate the Retention Rate substantially in accordance with the Study Protocol, in which case Seller’s recourse shall only exist if any only to the extent of the Milestone Payment that would have accrued to Seller had the correct calculation been used in the Notice.

Seller and its representatives shall have the right to conduct an audit (an “Audit”) of the Study data, the statistical analysis of that data, the determination of the Retention Rate and the manner in which the Retention Rate was determined. If Seller desires to conduct an Audit, it shall notify Buyer within ten (10) days after receipt of the Notice and shall complete its Audit and notify Buyer of any dispute regarding the Study data, the statistical analysis of that data or the Retention Rate (a “Dispute”) within sixty (60) days after the Notice is given. Buyer shall reasonably cooperate with the Audit including by providing access to Seller and its representatives, upon reasonable notice, to all relevant information and data. Payment of the Milestone Payment (as contemplated by the Notice) as set forth above shall not be delayed pending the Audit. If Seller notifies Buyer of a Dispute, for a period of thirty (30) days after such notice is given the parties will work in good faith to resolve such Dispute. If they are unable to resolve the Dispute within such thirty (30) day period, Seller may refer the Dispute to arbitration in accordance with Section 9.15.

ARTICLE 3

CLOSING

3.1 The Closing.

(a) The consummation of the transactions contemplated by this Agreement shall be consummated (the “Closing”) remotely by exchange of documents on December 31, 2021 or such other date as the parties shall agree in writing. The date on which the Closing is actually held is referred to herein as the “Closing Date.”

(b) At the Closing, Buyer shall deliver to Seller (or to the Person(s) set forth on Exhibit H, as the case may be) each of the following:

(i) the Cash Consideration;

(ii) the Closing Shares by electronic transfer;

(iii) a certificate duly executed by an authorized officer on behalf of Buyer, dated the Closing Date, certifying that:

(1) each of the representations and warranties of Buyer contained or referred to herein and in the Additional Agreements is true and correct in all material respects (and in all respects if such representations and warranties are qualified by the word “material” or “Material Adverse Effect”) at and as of the time of the Closing, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties; provided those representations and warranties that address matters as of the date of this Agreement or any other particular date shall be true and correct as of such particular date;

(2) Buyer has complied in all material respects with, and not otherwise breached in any material respect the covenants set forth herein; and

(3) no action, suit, investigation or proceeding has been instituted or overtly threatened in writing to Buyer to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby;

(iv) certified copies of the resolutions duly adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Additional Agreements and the consummation of the transactions contemplated hereby and thereby;

(v) good standing certificates for Buyer from the Secretary of State of the State of Delaware dated not more than ten (10) days prior to the Closing Date; and

(vi) the Additional Agreements duly executed by Buyer.

(c) At the Closing, Seller shall deliver to Buyer each of the following:

(i) certificates of title or origin (or like documents) with respect to any asset included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

(ii) all consents, waivers or approvals listed on Schedule 4.2 hereto;

(iii) a certificate duly executed on behalf of Seller by the Manager of Seller, dated the Closing Date, certifying that:

(1) each of the representations and warranties of Seller contained or referred to herein and in the Additional Agreements is true and correct in all material respects (and in all respects if such representations and warranties are qualified by the word “material” or “Material Adverse Effect”) at and as of the time of the Closing, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties; provided those representations and warranties that address matters as of the date of this Agreement or any other particular date shall be true and correct as of such particular date;

(2) Seller has complied in all material respects with, and not otherwise breached in any material respect the covenants set forth herein; and

(3) no action, suit investigation or proceeding has been instituted or overtly threatened in writing to Seller to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby;

(iv) certified copy of the Seller’s then current limited liability company agreement, as amended to date;

(v) good standing certificates for Seller from the Secretary of State of the State of Delaware dated not more than ten (10) days prior to the Closing Date;

(vi) releases, including without limitation, termination statements under the Uniform Commercial Code of any financing statements filed against any of the Purchased Assets, evidencing discharge, removal and termination of all Encumbrances to which such Purchased Assets are subject (other than Permitted Encumbrances), which releases shall be effective at or prior to the Closing;

(vii) all Records maintained with respect to the Fat Grafting Operations;

(viii) IRS Form W-9 certifying that the Seller is not subject to withholding tax;

(ix) such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer;

(x) an investor suitability questionnaire completed by each party set forth on Exhibit H attached hereto; and

(xi) the Additional Agreements duly executed by Seller.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the schedules prepared by Seller relating to this Article 4 (the “Schedules”), Seller represents and warrants to Buyer as follows:

4.1 Organization of Seller. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to carry on its operations as now conducted and is in good standing in each of the jurisdictions in which the ownership or leasing of the Purchased Assets or the conduct of the Fat Grafting Operations requires such qualification except where such failure to be so qualified or in good standing would not result in a Material Adverse Event. Seller has full corporate power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Fat Grafting Operations as now conducted.

4.2 Authorization.

(a) Seller has full power and authority to execute, deliver and perform this Agreement and all of the Additional Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Additional Agreements by Seller have been duly and validly authorized and unanimously approved by the Members and the Manager. No other corporate proceedings on the part of Seller are necessary to authorize the consummation of the transactions contemplated by this Agreement and the Additional Agreements. This Agreement has been, and the Additional Agreements, upon execution and delivery by Seller, will be duly authorized, executed and delivered by Seller and constitute, or upon execution and delivery will constitute, as the case may be, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except (i) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Except as set forth on Schedule 4.2, neither the execution, delivery and performance of this Agreement or any of the Additional Agreements by Seller nor the consummation of any of the transactions contemplated hereby or thereby by Seller nor compliance by Seller with, or fulfillment by Seller of, the terms, conditions and provisions hereof or thereof will: (i) violate, conflict with or result in the breach of any provision of the First Amended and Restated Limited Liability Company Agreement of Seller dated February 1, 2018, as amended by the First Amendment to First Amended and Restated Limited Liability Company Agreement of Seller dated December 31, 2021, or any other organizational documents of Seller, (ii) violate or conflict with any Requirements of Laws or Governmental Order applicable to Seller, (iii) violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under any agreement listed (or required to be listed) on Schedule 4.9, or result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets, or (iv) require the approval, consent, authorization or act of, or, to Seller’s knowledge, the making by Seller of any declaration, filing or registration with, any Person other than filings with respect to taxes not yet due and payable.

4.3 Taxes.

(a) All Tax Returns that were or will be required to be filed by, or with respect to, Seller on or before the Closing Date have been or will be filed on a timely basis in accordance with the laws, regulations and administrative requirements of the appropriate Governmental Body in all jurisdictions in which such Tax Returns were or will be required to be filed. All such Tax Returns that have been filed were, when filed, and continue to be, true, correct and complete.

(b) All Taxes due and payable on or before the Closing Date that are either (i) required to be shown on any Tax Return filed by, or with respect to, Seller or (ii) which were not required to be shown on any Tax Return but which were or will be required to be paid by or with respect to Seller, have been or will be timely paid on or before the Closing Date. All Taxes that Seller was or will be required by law to withhold or collect on or before the Closing Date have been (in the case of those that were already required to be withheld or collected) or will be duly withheld or collected and, to the extent required, have been (in the case of those that were already required to be paid) or will be paid to the appropriate

Governmental Body. There are no Encumbrances (other than Permitted Encumbrances), and will be no Encumbrances (other than Permitted Encumbrances) on the Closing Date, with respect to Taxes upon any of the Purchased Assets. Any liability of Seller for Taxes not yet due and payable has adequately been provided for by Seller on the Financials (whether or not required to be disclosed under GAAP).

(c) There is no action, dispute, suit, proceeding, investigation, assessment, audit or claim now pending against, or with respect to, Seller in respect of any Tax nor is any action, dispute, suit, procedure, investigation, assessment, audit or claim for additional Tax expected by Seller to be asserted by any Governmental Body. No Governmental Body has proposed any adjustment with respect to any action, dispute, suit, proceeding, investigation, assessment, audit or claim against or with respect to Seller. All deficiencies proposed (plus any interest, penalties and additions to Tax that were or are proposed to be assessed thereon, if any) with respect to Seller have been paid. There are no outstanding waiver or extensions of any statute of limitations relating to either the filing of any Tax Return or the payment of any Tax for which Seller may be liable and no Governmental Body has either formally or informally requested such a waiver or extension.

(d) No claim has ever been made by any Governmental Body in any jurisdiction in which no Tax Return is filed by, or with respect to, Seller that Seller may be subject to taxation by that jurisdiction.

(e) Seller has never been included in a consolidated, combined or unitary Tax Return nor has Seller ever been a party to any tax sharing or similar agreement or arrangement.

(f) Seller does not have any liability (whether contingent or otherwise) for Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any successor provision thereto or any similar provision under state, local or foreign law); (ii) as a successor or transferee or (iii) by contract (whether written or unwritten).

(g) No property owned by Seller is property that Buyer or Seller will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code.

(h) Seller is neither subject to an adjustment under Section 481 of the Code nor has been required by, nor has requested or received the permission of, any Governmental Body to change its methods of accounting.

(i) Seller is not a foreign person within the meaning of Section 1445 of the Code and Seller is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and as of the Closing Date Seller will be treated as a partnership for U.S. federal income tax purposes.

(j) Seller does not have in effect any tax elections for Federal income tax purposes under Sections 108, 168, 338, 441, 471, 1017, 1033 or 4977 of the Code.

(k) Seller is not party to any contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Buyer or Seller by reason of Sections 162(m) or 280G of the Code or as excessive or unreasonable compensation.

(l) Seller is not a party (other than as an investor) to any industrial development bond.

(m) Seller has never engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code.

(n) Seller has (i) not deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or any similar state, or local Law, (ii) not deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with IRS Notice 2020-65 or any U.S. presidential memorandum or executive order, and (iii) properly complied with and duly accounted for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Act (Public Law 116-127) and Section 2301 of the CARES Act.

(o) Seller has properly (i) collected and remitted all material sales, use, value added, and other similar Taxes with respect to sales made to customers and (ii) for all sales that are exempt from such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt, in each case, with respect to the Purchased Assets.

(p) Seller has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a “tax avoidance transaction” and identified by notice, regulation, or other form of published guidance.

4.4 Condition and Sufficiency of Assets. Except as set forth on Schedule 4.4, (i) the Purchased Assets are suitable for the uses to which they are being put or have been put in the ordinary course of business of the Fat Grafting Operations, and (ii) the Purchased Assets constitute all of the assets necessary for the ownership, research, design, development, clinical studies, manufacture, marketing, distribution, use or exploitation of the Fat Grafting Products as currently owned, designed, developed, manufactured, marketed, distributed, used or commercially exploited by Seller.

4.5 Governmental Permits.

(a) Seller owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from all Governmental Bodies which are necessary to entitle it to own or lease, operate and use the Purchased Assets and to carry on and conduct the Fat Grafting Operations as currently conducted (collectively, the “Governmental Permits”). Complete and correct copies of all of the Transferred Permits have heretofore been delivered or will be delivered prior to the Closing Date to Buyer by Seller.

(b) Except as set forth on Schedule 4.5: (i) Seller has fulfilled and performed, in all material respects, its obligations under each of the Governmental Permits, and to its knowledge, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default or violation under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect in any material respect the rights of Seller under any such Governmental Permit; (ii) no written notice of cancellation, of default, of violation or of any material dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Seller; and (iii) each of the Transferred Permits is valid, subsisting and in full force and effect, and may, subject to applicable law, be assigned and transferred to Buyer in accordance with this Agreement.

4.6 Title to Purchased Assets. Seller has good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances and those Encumbrances that will be removed at the Closing. The Purchased Assets are not subject to any liability or obligation of whatever nature, whether known or unknown, absolute, accrued, contingent or otherwise, other than the Assumed Liabilities. Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 3.1(c) above, Seller will thereby transfer to Buyer good and marketable title to the Purchased Assets, free and clear of Encumbrances other than Permitted Encumbrances.

4.7 Intellectual Property.

(a) Schedule 4.7(a) sets forth the following:

(i) a complete list of all patents, trademarks and copyrights, and any applications therefor in respect of any of the Purchased Assets, included in the Intellectual Property, which specifies, where applicable, the jurisdictions in which such Intellectual Property right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. To Seller’s knowledge, all registered Patents, Trademarks and Copyrights included in the Intellectual Property and held by Seller, if any, are valid and subsisting;

(ii) all licenses, sublicenses and other agreements to which Seller is a party and pursuant to which Seller is authorized to use any Intellectual Property belonging to any third party (provided, however, that Seller need not list object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same), including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof; and

(iii) all licenses, sublicenses and other agreements to which Seller is a party and pursuant to which Seller has granted to any third party any right to use any of the Intellectual Property, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

Seller has provided Buyer with access to complete and accurate copies of all applications, registrations, agreements and other documents referenced in Schedule 4.7(a).

(b) Except as set forth on Schedule 4.7(b), Seller is not in violation in any material respect of any license, sublicense or agreement described or to be described on Schedule 4.7(a) and, except for any consents to transfer required under the Contracts, the execution and delivery of this Agreement by Seller, and the consummation of the transactions contemplated hereby, (A) will not cause Seller to be in violation or default under any such license, sublicense or agreement, (B) entitle any Person to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement or (C) will not require Seller to repay any funds already received by it from any Person.

(c) Except as set forth on Schedule 4.7(c), to Seller’s knowledge, Seller has all right, title and interest in and to and is the sole and exclusive owner or licensee of (free and clear of any Encumbrances other than Permitted Encumbrances), all the Intellectual Property, and has sole and exclusive rights (and, except as set forth in the Exclusive Patent License, is not contractually obligated to pay any compensation to any Person in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Intellectual Property is being used. Seller has taken steps which, in Seller’s judgment, were commercially reasonable, to protect the Intellectual Property. Except as set forth on Schedule 4.7(c), no claims with respect to the ownership of, or otherwise questioning Seller’s rights to, any of the Intellectual Property have been asserted or, to the knowledge of Seller, are threatened by any person nor, to the knowledge of Seller, are there any valid grounds for any such claim.

(d) Except as set forth on Schedule 4.7(d), neither the manufacturing, use and/or sale of the Fat Grafting Products nor the conduct of the Fat Grafting Operations has infringed, misappropriated or conflicted with any patents, trademarks, copyrights, trade secrets or other intellectual property of any Person. Except as set forth on Schedule 4.7(d), Seller has not received any claims nor, to the knowledge of Seller, are any claims threatened or do valid grounds exist for any claims to the effect that the manufacture, sale, licensing or use of any of the Fat Grafting Products as now manufactured, used or sold by or on behalf of Seller infringes the intellectual property rights of any Person.

(e) To the knowledge of Seller, there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property by any Person, including any employee or former employee of Seller.

(f) None of the Intellectual Property or the Fat Grafting Products is subject to any outstanding decree, order, judgment or stipulation restricting in any manner the licensing thereof by Seller.

(g) Seller has a policy requiring each employee and consultant to execute customary proprietary information and confidentiality agreements, and all current employees and consultants and former key employees and consultants of Seller have executed such an agreement.

4.8 Accounts Receivable, Inventory and Personal Property.

(a) Schedule 4.8(a) sets forth a complete and accurate list of all accounts receivable of the Fat Grafting Operations (the “Accounts Receivable”) and the aggregate value of all such Accounts Receivable. All Accounts Receivable are valid receivables subject (to Seller’s knowledge) to no valid setoff or counterclaims and are current and collectible.

(b) Schedule 4.8(b) sets forth a complete and accurate list of all inventory, including raw material, work-in-progress and finished goods inventory of products, supplies and parts of the Fat Grafting Operations (“Inventory”) and the aggregate value of all such Inventory. Schedule 4.8(b) also identifies whether the Inventory items are raw material, work-in-progress or finished goods, and specifies any category of parts that has an aggregate inventory value in excess of $1,000 that has been identified through reasonable business practices to be obsolete, damaged or defective.

(c) Schedule 4.8(c) sets forth a complete and accurate list of all tangible personal property related to the Fat Grafting Operations.

4.9 Contracts.

(a) Set forth on Schedule 4.9 is a list of each agreement, arrangement, commitment, license or other instrument, written or oral, that is material to the Fat Grafting Operations as presently conducted (collectively, the “Contracts”). Each such Contract constitutes a valid, legal and binding obligation of Seller and, to Seller’s knowledge, of the other parties thereto; and no defenses, offsets or counterclaims thereto have been asserted, or, to Seller’s knowledge, may validly be made by any party thereto. Seller has not received notice of any default under any Contract. To Seller’s knowledge, there are no existing defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute defaults under any Contract. Except as indicated on Schedule 4.9, to Seller’s knowledge, there exists no actual or threatened termination, cancellation or limitation of, or any amendment, modification or change to any Contract.

(b) Except as set forth on Schedule 4.9, Seller is neither renegotiating any of the Transferred Agreements nor is it paying liquidated damages in lieu of performance thereunder. Except as set forth on Schedule 4.2, the Transferred Agreements may be transferred to Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any Person. Seller has heretofore delivered complete and correct copies of each Transferred Agreement to Buyer.

4.10 No Violation, Litigation or Regulatory Action. Except as set forth on Schedule 4.10, to Seller’s knowledge, (a) the Fat Grafting Operations and the Purchased Assets and their current uses comply in all material respects with all applicable Requirements of Laws and Governmental Orders, (b) Seller has complied in all material respects with all Requirements of Laws and Governmental Orders which are applicable to the Purchased Assets or the Fat Grafting Operations, and (c) no Governmental Body has at any time challenged or questioned in writing the legal right of Seller to sell any of its products or to provide any of its services in the present manner or as contemplated in the conduct of the Fat Grafting Operations. There are no lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened against Seller affecting the Fat Grafting Operations (nor, to Seller’s knowledge, is there any basis for any such claims) and there are no lawsuits, suits or proceedings pending in which Seller is the plaintiff or claimant. There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened which questions the legality of the transactions contemplated by this Agreement.

4.11 No Finder. Neither Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary, for or on account of the transactions contemplated by this Agreement.

4.12 Customers and Suppliers. Set forth on Schedule 4.12 is a list of Seller’s ten largest customers and suppliers with respect to the Fat Grafting Operations (measured by dollar volume in each case) during the calendar year 2020 and during the first ten months of 2021, showing with respect to each, the name and address, dollar volume and nature of the relationship (including the principal categories of products bought or sold). Seller is not required to provide any bonding or other financial security arrangements in connection with any of the transactions with any of its customers or suppliers in the ordinary course of the Fat Grafting Operations. Seller has not received any written communication of any intention of any customer or supplier identified on Schedule 4.12 to discontinue its relationship as a customer or supplier of, or materially reduce its purchases from or sales to Seller (or, post-Closing, from Buyer).

4.13 Seller Financial Statements. Seller has previously delivered to Buyer the following financial statements: Seller’s unaudited balance sheet as of December 31, 2020 and the related statement of operations for the fiscal year then ended (the “2020 Financial Statements”) and Seller’s unaudited balance sheet as of September 30, 2021 (the “Balance Sheet”) and the related unaudited statement of operations for the nine (9) months then ended (together with the Balance Sheet, the “Interim Financial Statements”). The 2020 Financial Statements and the Interim Financial Statements are referred to collectively as the “Financials.” The Financials have been prepared in good faith on a modified cash basis and on a basis consistent throughout the periods indicated and consistent with each other. The Financials present fairly the financial condition and operating results of Seller as of the dates and during the periods indicated therein.

4.14 No Changes. Except as set forth on Schedule 4.14, since the date of the Balance Sheet there has not been, occurred or arisen any of the following with respect to the Fat Grafting Operations:

(a) any change or any event, occurrence, development or fact that alone or in the aggregate has resulted in, or would reasonably be expected to result in, a Material Adverse Event;

(b) any amendment to Seller’s First Amended and Restated Limited Liability Company Agreement dated February 1, 2018, as amended by Seller’s First Amendment to First Amended and Restated Limited Liability Company Agreement dated December 31, 2021, or any other organizational documents of Seller;

(c) any incurrence or assumption by Seller of any Indebtedness in excess of $5,000 individually or $25,000 in the aggregate;

(d) the imposition of any material Encumbrance (other than a Permitted Encumbrance) upon any of the Purchased Assets;

(e) any material damage, destruction or loss with respect to the Purchased Assets, whether or not covered by insurance;

(f) any payment, loan or advance of any amount to, or sale, transfer or lease of any of Purchased Assets to, or any agreement or arrangement with, any member or equity holder of Seller or any of their respective Affiliates;

(g) any change in the Tax or accounting principles, methods, practices or procedures followed by Seller or any change in the depreciation or amortization policies or rates theretofore adopted by Seller, except as disclosed to Buyer in writing;

(h) any change or revocation by Seller of any Tax election or any agreement or settlement with any Governmental Body with respect to Taxes;

(i) any acquisition by Seller by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof;

(j) any sale, lease or other transfer or disposition by Seller of the Purchased Assets, tangible or intangible, other than for fair consideration in the ordinary course of business in a manner consistent with past practice;

(k) any contract (or series of related contracts) entered into by Seller either involving more than $25,000 individually (or $50,000 in the aggregate) or outside the ordinary course of business;

(l) any acceleration, termination, modification or cancellation of any contract (or series of related contracts) involving more than $25,000 individually (or $50,000 in the aggregate) to which Seller is a party or by which it or its properties is bound;

(m) any capital expenditure (or series of related capital expenditures) by Seller either involving more than $25,000 individually (or $50,000 in the aggregate) or outside the ordinary course of business;

(n) any capital investment in, any loan to or any acquisition of the securities or assets of, any other Person;

(o) any delay or postponement of payment of accounts payable or other liabilities of Seller outside the ordinary course of business consistent with past practice;

(p) any cancellation, compromise, waiver or release of any right or claim of Seller outside the ordinary course of business;

(q) the commencement or notice or, to Seller’s knowledge, threat of commencement of any lawsuit or proceeding against Seller;

(r) any license or sublicense of any rights of Seller under or with respect to the Intellectual Property;

(s) any notice of any claim of ownership by any Person of Intellectual Property or of infringement by Seller of any Person’s intellectual property rights;

(t) any material change in pricing charged by Seller for Fat Grafting Products; or

(u) any negotiation or agreement by Seller or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (t) (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement).

4.15 Insurance. Set forth on Schedule 4.15 is a list and brief description of each insurance policy to which Seller has been a party, a named insured or otherwise the beneficiary of coverage at any time in the past three years and of individual claims in excess of $50,000, and similar claims in excess, in the aggregate, of $200,000 during any twelve (12) month period, made by Seller within three years prior to the date hereof, under any insurance policies. To Seller’s knowledge, such insurance is adequate in kind and amount to cover known insurable risks of Seller.

4.16 FDA Matters. Except as otherwise set forth on Schedule 4.16:

(a) Seller is in compliance in all material respects with all current applicable laws, statutes, rules, regulations, standards, guides or orders administered, issued or enforced by the FDA or any other Governmental Body having regulatory authority or jurisdiction over Seller.

(b) Seller is in compliance in all material respects with all applicable laws, statutes, rules, regulations, standards, guides or orders administered or issued by the FDA or any Governmental Body relating to the methods and materials used in, and the facilities and controls used for, the design, manufacture, processing, packaging, labeling, storage and distribution of the Fat Grafting Products, including applicable Quality System Regulations, which incorporate current Good Manufacturing Practice requirements. Further, to Seller’s knowledge, no governmental action has been taken or is in the process of being taken that could slow, halt or enjoin the manufacturing of the Fat Grafting Products of Seller and the Fat Grafting Operations or subject the manufacturing of the Fat Grafting Products and the Fat Grafting Operations to regulatory enforcement action.

(c) Seller has not received from the FDA or any other Governmental Body, and Seller is not aware of any facts which would furnish any reasonable basis for, any written notice of adverse findings, FDA Form 483 inspectional observations, regulatory letters, written notices of violations, warning letters, Section 305 criminal proceeding notices under the Federal Food, Drug and Cosmetic Act or other similar communication from the FDA or other Governmental Body, and there have been no seizures conducted or threatened by the FDA or other Governmental Body, and no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration, or safety alerts conducted, requested or threatened by the FDA or other Governmental Body relating to the Fat Grafting Operations or to the Fat Grafting Products.

(d) Each premarket notification (“510(k)”) submission and related documents and information for each of the Fat Grafting Products have been filed, approved or cleared and maintained in compliance in all material respects with applicable federal statutes, rules, regulations, standards, guides or orders administered or promulgated by the FDA or other Governmental Body and all preclinical and clinical studies that support approval or clearance of products have been conducted in compliance with all applicable current Good Laboratory and Good Clinical Practices in all material respects. No filing or submission to the FDA or any other Governmental Body by the Seller that is the basis for any approval or clearance contains any material omission or material false information. Schedule 4.16(d) contains a complete and accurate list of all Fat Grafting Products indicating (i) which products are commercialized, marketed or placed in interstate commerce under an approved or cleared FDA authority (e.g. 510(k), abbreviated or special 510(k) or Investigational Device Exemption (“IDE”)), and (ii) which products are not marketed under an approved or cleared FDA authority, and indicating why such products are being commercialized, marketed or placed in interstate commerce without such authority. Such listing also contains or shall contain a complete and accurate list of all 510(k)s, abbreviated or special 510(k) submissions and IDE submissions related to the Fat Grafting Operations currently pending with the FDA.

(e) Seller is not aware of any facts which are reasonably likely to (i) cause the withdrawal or recall, or require suspension or additional approvals or clearances, of any Fat Grafting Products currently sold by Seller, (ii) require a change in the manufacturing, marketing classification, labeling or intended use of any such products, or (iii) require the termination or suspension of marketing of any such products.

(f) None of the Fat Grafting Products manufactured, marketed or sold by Seller has been recalled or subject to a field safety notification (whether voluntarily or otherwise), and Seller has not received written notice (whether completed or pending) of any proceeding seeking recall, suspension or seizure of any products sold or proposed to be sold by Seller.

(g) Seller has submitted to the FDA all medical device reports relating to performance issues that could lead to serious injury or death that Seller has been required to submit under applicable federal statutes, rules, regulations, standards, guides or orders administered or promulgated by the FDA related to the Fat Grafting Products. No circumstances have arisen that would require Seller to submit a medical device report to the FDA since December 31, 2018.

4.17 Products; Product Liability

(a) Set forth on Schedule 4.17(a) is a list of all of the Fat Grafting Products. Each of the Fat Grafting Products sold by Seller: (i) is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all Requirements of Laws and (b) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made in all regulatory filings pertaining thereto and made on the container or label for such product or in connection with its sale. To Seller’s knowledge, there is no design or manufacturing defect with respect to any of the Fat Grafting Products.

(b) Set forth on Schedule 4.17(b) are the forms of Seller’s service or product warranties that are currently applicable to the Fat Grafting Products sold by Seller or in respect of which

Seller is obligated. Except as set forth on Schedule 4.17(b), there are no existing or, to Seller’s knowledge, threatened, claims against Seller for Fat Grafting Products which are defective or fail to meet any service or product warranties other than in the ordinary course of business consistent with past experience.

4.18 Investment Representations.

(a) The issuance of the Buyer Shares by Buyer is made in reliance upon each holder of LLC Shares representation to Buyer, that the Buyer Shares to be received by such holder of LLC Shares will be acquired for investment for such holder of LLC Shares own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof. Each holder of LLC Shares has further represented to Buyer that it has no contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Buyer Shares.

(b) Seller and its members understand and acknowledge that the issuance and sale of the Buyer Shares pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(2) of the Securities Act and that the Buyer Shares may not be resold except upon their subsequent registration or pursuant to an exemption from the registration requirements, and that the Buyer’s reliance upon such exemption is predicated upon the representations as set forth in this Agreement.

(c) Each holder of LLC Shares hereby represents on its own behalf that: (i) the holder of LLC Shares is either an “accredited investor” as such term is defined in Regulation D under the Securities Act or, to the best of its knowledge, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Buyer Shares; (ii) it believes it has received all the information it has requested from Buyer and considers necessary or appropriate for deciding whether to obtain the Buyer Shares; (iii) it has had the opportunity to discuss the Buyer’s business, management, and financial affairs with the Buyer’s management; (iv) it has the ability to bear the economic risks of its prospective investment; and (v) it is able, without materially impairing its financial condition, to hold the Buyer Shares for an indefinite period of time and to suffer a complete loss on its investment.

4.19 Capital Expenditures. Set forth on Schedule 4.19 is a list of each of Seller’s approved capital expenditure projects involving in excess of $50,000 including: (i) projects which have been commenced but are not yet completed; (ii) projects which have not been commenced; and (iii) projects which have been completed in respect of which payment has been made, within the last twelve (12) months.

4.20 Disclosure. To Seller’s knowledge, none of the representations or warranties of Seller contained herein and none of the information contained in the Schedules hereto or in the Additional Agreements contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to Seller that adversely affects the value of the Purchased Assets which has not been set forth in this Agreement or the Schedules hereto.

4.21 Capital Structure.

(a) Schedule 4.21 hereto sets forth the name of each Person that is the owner of any LLC Shares and the number and type of such LLC Shares so owned by each such Person. Other than as set forth on Schedule 4.21, there are no authorized, issued or outstanding equity interests of the Seller, (i) no subscription, warrant, option, call, put, convertible security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Seller is authorized or outstanding, (ii) there is no commitment or agreement of any kind by the Seller or which may obligate the Seller to issue, sell, transfer, purchase, or redeem any equity interests, subscriptions, warrants, options, calls, puts, convertible securities, or other such rights (in each case of the Seller) or to distribute to holders of any of its equity securities any evidence of indebtedness or asset and (iii) there are no equity appreciation, phantom equity, profit participation or similar rights with respect to the Seller or any of its equity securities.

(b) All issued and outstanding LLC Shares are duly authorized, validly issued, fully paid and non-assessable and are, free of any Encumbrances in respect thereof, other than Permitted Encumbrances. All issued and outstanding LLC Shares were issued in compliance with all applicable state and federal securities laws, and the Seller’s organizational agreements. The outstanding LLC Shares have been issued in compliance with the registration or qualification provisions of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom.

4.22 Knowledge. As used in this Agreement with respect to Seller, the term “knowledge” or words of similar effect shall mean the actual knowledge after reasonable inquiry of Yiannis Monovoukas, William Gerald Austen or Michael Charles McCormack.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees as follows:

5.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2 Authorization. Buyer has full power and authority to execute, deliver and perform this Agreement, each of the Additional Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Additional Agreements by Buyer have been duly and validly authorized and approved by the board of directors of Buyer, and do not require any further authorization or consent of Buyer or its shareholders. This Agreement has been, and the Additional Agreements, upon execution and delivery, will be duly authorized, executed and delivered by Buyer and constitute, or upon execution and delivery by Buyer will constitute, as the case may be, legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except (i) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.3 Non-Contravention; Consents. The execution, delivery and performance by Buyer of this Agreement, each of the Additional Agreements and the consummation of the transactions contemplated hereby and thereby will not directly or indirectly (with or without notice or lapse of time): (i) violate, conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Buyer or any other organizational documents of Buyer, (ii) violate or conflict with any Requirements of Laws or Governmental Order applicable to Buyer or the Buyer Shares, or (iii) violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under any material agreement to which Buyer is a party or by which it is bound. Except as may be required by the Exchange Act (which requirements Buyer has or will timely fulfill), Buyer was not, is not and will not be required to make any filing with or give any notice to or obtain any approval, consent or authorization from any Person in connection with the execution, delivery and performance by Buyer of this Agreement, the Additional Agreements or the consummation of the transactions contemplated hereby and thereby.

5.4 Validity of Shares. The Buyer Shares will, when issued in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and non-assessable, will be issued in compliance with all applicable laws, and will be free of all Encumbrances and restrictions on transfers, other than those pursuant to federal or state securities laws.

5.5 No Finder. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary, for or on account of the transactions contemplated by this Agreement.

5.6 Litigation. There is no action, suit or proceeding pending or, to the knowledge of Buyer, threatened which questions the legality of the transactions contemplated by this Agreement.

5.7 Disclosure. To Buyer’s knowledge, none of the representations or warranties of Buyer contained herein and none of the information contained in the Additional Agreements contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 6

COVENANTS

The respective parties hereto covenant and agree to take the following actions.

6.1 Investigation of Operations by Buyer. Prior to the Closing, Seller shall afford to the officers, employees and authorized representatives of Buyer (including, without limitation, independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of Seller and shall furnish to Buyer or its authorized representatives such additional information concerning the Purchased Assets, the Fat Grafting Operations and the Fat Grafting Products as shall be reasonably requested, including all such information as shall be necessary to enable Buyer or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Seller contained in this Agreement have been complied with and to determine whether the conditions set forth in herein have been satisfied. Such investigation shall be conducted in such a manner as not to interfere unreasonably with the Seller’s business. No investigation made by Buyer or its representatives hereunder shall affect the representations and warranties of Seller.

6.2 Preserve Accuracy of Representations and Warranties. Each of the parties hereto shall use commercially reasonable efforts to refrain from taking any action which would render any representation or warranty contained in Article 4 or 5 of this Agreement not to be true and correct in all material respects as of the Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or, to such party’s knowledge, threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Seller shall promptly notify Buyer of any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against Seller which would have been listed on Schedule 4.10 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

6.3 Third Parties; Governmental Approvals.

(a) Transferred Agreements. Seller will use commercially reasonable efforts to secure, before the Closing Date, the consents, approvals and waivers listed on Schedule 4.2, in form and substance reasonably satisfactory to Buyer; and provided, further, that Seller shall not make any agreement or understanding affecting the Purchased Assets, the Fat Grafting Operations or the Fat Grafting Products as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer. During the period prior to the Closing, Buyer shall use commercially reasonable efforts to cooperate and assist Seller in obtaining the consents, approvals and waivers contemplated by this Section 6.3(a).

(b) Governmental Body. Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained by them in order to assign or transfer any Transferred Permits to Buyer or to permit the consummation of the transactions contemplated by this Agreement; provided, that Seller shall not make any agreement or understanding affecting the Purchased Assets, the Fat Grafting Operations or the Fat Grafting Products as a condition for obtaining any such consents or approvals except with the prior written consent of Buyer.

(c) Regulatory Rights and Responsibilities. Seller and Buyer agree to cooperate in the necessary notification and transfer of all regulatory rights and responsibilities related to the Fat Grafting Products and Fat Grafting Operations.

6.4 Notice of Certain Matters. Without limiting either party’s right to rely on the representations and warranties as set forth herein, each of Buyer and Seller shall provide the other party with prompt written notice with respect to any material facts which arise between the date of this Agreement and the Closing Date which, if they had occurred and been known prior to the date of this Agreement, would have been required to have been disclosed in order to make the representations and warranties contained in Articles 4 and 5 true and correct as of the date of this Agreement. In addition, Seller shall provide Buyer with prompt written notice if, between the date hereof and the Closing Date, there is a change in the Purchased Assets, the Fat Grafting Operations or Fat Grafting Products which has or may be reasonably expected to materially and adversely affect the Fat Grafting Operations or Fat Grafting Products. During the period prior to the Closing, Seller will as promptly as reasonably possible under the circumstances advise Buyer in writing of (a) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (b) any material default under any Transferred Agreement or Transferred Permit or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Seller has knowledge.

6.5 Conduct of Operations. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Seller agrees to use commercially reasonable efforts to carry on its operations in the usual, regular and ordinary course in substantially the same manner as conducted on the date hereof, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use reasonable efforts consistent with the practice and policies in effect on the date hereof to preserve intact its operations and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Purchased Assets and the Fat Grafting Operations at the Closing Date. Seller shall continue to support its existing customers with Fat Grafting Products through the Closing Date in substantially the same manner as such support was provided prior to the Closing Date. Seller shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business of the Fat Grafting Operations, and any event which could have a material adverse effect on the Fat Grafting Operations. Except as expressly contemplated by this Agreement, Seller shall not, without the prior written consent of Buyer:

(a) Enter into any commitment or transaction which is not in the ordinary course of business;

(b) Transfer to any Person any rights to any Intellectual Property;

(c) Amend or otherwise modify (or agree to do so) or violate the terms of the Transferred Agreements;

(d) Commence any litigation;

(e) Sell, lease, transfer, license or otherwise dispose of any of its assets, including without limitation any inventory, except in the ordinary course of business; or

(f) Take, or agree in writing or otherwise to take, any of the actions described above, or any other action that would prevent Seller from performing or cause Seller not to perform its covenants hereunder.

6.6 No Solicitation. Seller will not (and Seller will use its reasonable best efforts not to permit any of Seller’s officers, managers, agents, representatives or Affiliates to) directly or indirectly, take any of the following actions with any Person other than Buyer and its designees:

(a) solicit, encourage or initiate the submission of any proposal or offer from any Person to acquire all or any portion of Seller, whether by merger, purchase of assets, tender offer or otherwise (other than the sale of Fat Grafting Products in the ordinary course of business); or

(b) participate in any negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to acquire or seek to acquire all or any portion of Seller or its assets.

In the event Seller shall receive any offer or proposal, directly or indirectly, of the type referred to in clause (a) above, or any request for disclosure or access pursuant to clause (b) above, Seller shall immediately inform Buyer in writing as to any such offer or proposal.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1 Taxes.

(a) Except as contemplated by Section 2.5 above, Seller shall be responsible for and pay all Taxes of Seller, its Affiliates, the Fat Grafting Operations or the Purchased Assets arising at any time with respect to periods ending on or prior to the Closing Date, including the portion of real, personal or other property Taxes attributable to such periods, and all such Taxes shall constitute “Retained Liabilities” hereunder. For the avoidance of doubt, Retained Liabilities shall include Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller or that become a liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or law.

(b) The parties acknowledge and agree that the receipt of the Purchase Price by the Seller is intended to be a fully taxable acquisition of the Acquired Assets. The Purchase Price (including amounts treated as purchase price for U.S. federal, state and local Tax purposes) shall be allocated in accordance with Section 1060 of the Code and the methodology set forth in Schedule 7.1(b) (the “Allocation”). Within thirty (30) days of the Closing, the Seller shall consult with the Buyer regarding the Allocation. Within sixty (60) days of the Closing, the Seller shall furnish to the Buyer a balance sheet as of December 31, 2021 with respect to the Purchased Assets and a revised Allocation. If, within sixty (60)

days following the delivery of the Allocation, the Buyer does not notify Seller of its disagreement with the Allocation, the Allocation shall be final and binding. If, within such sixty (60) day period, the Buyer notifies Seller in writing that the Buyer disputes any item reflected in the Allocation (the “Allocation Dispute Notice”), Buyer and the Seller shall cooperate in good faith to resolve such dispute. If Buyer and the Seller reach an agreement regarding the Allocation, such agreed Allocation shall be final and binding on all parties. If the Buyer and Seller are unable to reach an agreement within thirty (30) days following any Allocation Dispute Notice, each Party shall be entitled to adopt its own position regarding the Allocation. Any Tax Return, including IRS Forms 8594, filed by a party shall be consistent with the Allocation if finally determined pursuant to this Section 7.1(b), unless otherwise required by a “determination” as defined in Section 1313(a) of the Code. If any taxing authority disputes the Allocation, the party receiving notice of the dispute shall promptly notify the other party hereto concerning notice of the dispute.

(c) Seller shall (i) at Buyer’s cost and expense, provide Buyer with such assistance as may reasonably be required in connection with the preparation of any Tax Return, amended tax return or claim for refund of any Tax, and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide Buyer with all records or other information (other than the Records) in Seller’s possession or under Seller’s control that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other tax proceeding. Seller shall retain all relevant documents, including prior years’ Tax Returns, supporting work schedules and other records or information that may be relevant to such returns for the statute of limitations period applicable to such Tax Returns and shall not destroy or otherwise dispose of any such records without the prior written consent of Buyer.

(d) Buyer shall provide Seller with such assistance, records and information as may be reasonably required in connection with the preparation of any Tax Return, amended tax return or claim for refund of any Tax, and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes.

(e) Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller or any other Person such amounts as Buyer is required to deduct and withhold under the Code, or any other Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

7.2 Noncompetition Agreement. For and in consideration of the transactions contemplated herein, during the period commencing with the Closing Date and ending on the fifth anniversary of the Closing Date (the “Noncompetition Period”), Seller shall not engage in any Competitive Activity in the Restricted Territory. Notwithstanding the foregoing, the provisions of this Section 7.2 shall not prevent Seller from beneficially owning up to one percent (1%), on a fully-diluted basis, of the total shares of all classes of stock outstanding of any corporation having securities listed on the New York Stock Exchange, the American Stock Exchange, or traded on the Nasdaq Stock Market.

7.3 Use of Name. Immediately following the Closing, neither Seller nor any of its Affiliates shall thereafter use for any purpose the name “AuraGen”, “AuraGen 1-2-3™”, “AuraSorb”, “AuraClens” or any similar sounding name or any variant thereof, except that Seller may use the name AuraGen Aesthetics LLC for the purpose of winding up its affairs. Seller agrees that Buyer may use or sell any products, inventory, supplies, parts or sales or marketing materials conveyed to Buyer as part of the Purchased Assets notwithstanding the fact that certain of such products, inventory, supplies, parts or sales or marketing materials may have affixed to them labels or other marks bearing a name or names not included in the Purchased Assets.

7.4 Restrictions on Securities.

(a) Seller and each holder of LLC Shares covenants that in no event will it dispose of any of the Buyer Shares unless and until: (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (ii) (A) the recipient of the Buyer Shares shall have complied with the requirements of the Securities Act applicable to such disposition of Buyer Shares including, without limitation, the applicable requirements of Rule 144 regarding volume, manner of sale and other matters, and (B) the recipient of the Buyer Shares shall have furnished Buyer at its own expense an opinion of counsel, reasonably satisfactory to Buyer that such disposition will not require registration of such securities under the Securities Act; provided that Buyer shall not require an opinion of counsel for routine sales of shares pursuant to Rule 144.

(b) All certificates for the Buyer Shares shall bear the following restrictive legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.”

The certificates evidencing the Buyer Shares shall also bear any legend required by the Commissioner of Corporations of the State of California or required pursuant to any state, local or foreign law governing such securities.

(c) The legend set forth in subsection (b) above shall be removed and Buyer shall issue a certificate without such legend to the holder of Buyer Shares upon which it is stamped, if: (i) the Buyer Shares represented by such certificate have been sold pursuant to an effective registration statement under the Securities Act; (ii) in connection with the resale of such Buyer Shares, such holder provides Buyer with an opinion of counsel, in form, substance and scope reasonably acceptable to Buyer, to the effect that a sale or transfer of such Buyer Shares may be made without registration under the Securities Act; or (iii) such holder provides Buyer with reasonable assurances that such Buyer Shares have been sold under Rule 144 or can be sold under Rule 144(k).

(d) From and after the Closing until the date that is twelve (12) months following the Closing, Buyer shall use reasonable commercial efforts to make and keep public information available, as those terms are understood and defined in Rule 144 of the Securities Act, and file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act.

7.5 [Intentionally Omitted.]

7.6 Employee Confidentiality Agreements. At Buyer’s request and Buyer’s expense, Seller shall enforce, by all appropriate action, any rights, claims or benefits of Seller in, to or under, any

(a) employee confidentiality agreements entered into by Seller and (b) confidentiality or secrecy agreements entered into by Seller with third parties that relate to the use or disclosure of information concerning the Purchased Assets or the Fat Grafting Operations. Buyer shall notify Seller if it becomes aware of any circumstances under which such rights, claims or benefits may be available to Seller.

7.7 Insurance. Seller shall procure an extended reporting period for the existing product liability policy allowing for claims to be made during the period of 3-years following the Closing Date with respect of the risks insured by the existing policy (the “Insurance Period”). Seller shall remain in full compliance with all terms and conditions of such product liability policy, and agrees to pay when due and payable all premiums and other amounts required to be paid in order to maintain such coverage in full force and effect for the duration of the Insurance Period.

ARTICLE 8

INDEMNIFICATION

8.1 Grant of Indemnity.

(a) Indemnification by Seller. As an inducement to Buyer to enter into this Agreement and the Additional Agreements, and acknowledging that Buyer is relying on the indemnification provided in this Article 8 in entering into this Agreement and the Additional Agreements, Seller agrees to indemnify, defend and hold harmless Buyer and its Affiliates, parent corporation and subsidiaries, and their respective employees, officers, directors, representatives, agents, counsel, successors and assigns (collectively, “Buyer Affiliates”), from and against any claims, losses, liability, obligations, lawsuits, judgments, settlements, governmental investigations, deficiencies, damages, costs or expenses of whatever nature, whether known or unknown, accrued, absolute, contingent or otherwise including, without limitation, interest, penalties, reasonable attorneys’ fees, reasonable costs of investigation and all amounts paid in defense or settlement of the foregoing, reduced by and to the extent of any insurance proceeds received with respect to any of the foregoing (collectively “Claims and Losses”), suffered or incurred by Buyer or Buyer Affiliates as a result of or in connection with the following: (i) any and all debts, liabilities and obligations of Seller or related to the Purchased Assets (other than the Permitted Encumbrances and the Assumed Liabilities), whether known or unknown, accrued, absolute, contingent or otherwise, arising out of or relating to the business and operations of Seller or related to the Purchased Assets prior to the Closing Date or which arise after the Closing Date but which are based upon or arise out of any act, transaction, circumstance, state of facts or other condition which occurred or existed on or before the Closing Date, whether or not then known, accrued, due or payable except for matters which are subject to indemnification pursuant to Section 8.1 (b); (ii) a breach of any obligation, representation, warranty, covenant or agreement of Seller in this Agreement or any Additional Agreement, or because any representation or warranty by Seller contained in this Agreement or any Additional Agreement, in any document furnished or required to be furnished pursuant to this Agreement by Seller to Buyer or any of its representatives, or any documents furnished to Buyer in connection with the Closing Date hereunder, shall be false; (iii) any litigation arising out of or based upon events or operative facts occurring prior to or on the Closing Date, in connection with the Seller or the Purchased Assets, whether or not disclosed on the Schedules to this Agreement, including claims, without limitation, made by employees or former employees of Seller; (iv) any and all claims, including legal, administrative or creditor claims or actions, in connection with the Seller or the Purchased Assets or the transfer of Purchased Assets hereunder, arising prior to the Closing Date; and (v) costs and expenses (including reasonable attorneys’ fees) incurred by Buyer in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the foregoing (collectively, “Buyer’s Damages”).

(b) Indemnification by Buyer. As an inducement to Seller to enter into this Agreement and the Additional Agreements, and acknowledging that Seller is relying on the indemnification provided in this Article 8 in entering into this Agreement and the Additional Agreements, Buyer agrees to indemnify, defend and hold harmless Seller and its respective Affiliates, employees, officers, members, managers, directors, representatives, agents, counsel, successors and assigns (collectively, “Seller Affiliates”), from and against any Claims and Losses suffered or incurred by Seller or Seller Affiliates as a result of or in connection with the following: (i) the Permitted Encumbrances and the Assumed Liabilities; (ii) a breach of any obligation, representation, warranty, covenant or agreement of Buyer in this Agreement or any Additional Agreement, or because any representation or warranty by Buyer contained in this Agreement or any Additional Agreement, in any document furnished or required to be furnished pursuant to this Agreement by Buyer to Seller, or any of their representatives, or any documents furnished to Seller in connection with the Closing hereunder, shall be false; (iii) any and all debts, liabilities and obligations of Buyer whether known or unknown, accrued, absolute, contingent or otherwise arising out of any act, transaction, circumstance, state of facts or other condition which arise after the Closing Date of any nature arising out of the Purchased Assets after the Closing Date except for matters which are the subject of indemnification pursuant to Section 8.1(a); (iv) any litigation arising out of or based upon events or operative facts occurring after the Closing Date in connection with Buyer or the Purchased Assets; and (v) costs and expenses (including reasonable attorneys’ fees) incurred by Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the foregoing (collectively, “Seller Damages”).

(c) Defense and Settlement of Infringement Claims. Buyer shall have the right to defend a claim of infringement or misappropriation asserted by a third party with litigation counsel of its choice and shall instruct said counsel to diligently and energetically defend. Buyer shall keep Seller apprised of the developments in the action. Seller shall cooperate in the defense of each and every claim. Without limitation, the cooperation shall include making available documents and or witnesses as may be within the control of Seller, cooperating in assisting Buyer to determine all particulars of operation of the accused product or method, and in identifying and proving counterclaims against the third party. Buyer shall retain control of the litigation and shall therefore, have the right to make the final decision with respect to defenses, counterclaims and strategy. Seller shall strictly observe all conduct and communication rules that litigation counsel shall impose with respect to the claim or litigation, including, but not limited to, issuance of press releases, public statements and even to statements to individuals within the employ of Seller who either do not have a strict need to know, or, to whom communication would be restricted by reason of any protective order in effect. Buyer shall be entitled to settle any third party claim in any manner which Buyer, in its reasonable judgment, deems appropriate, and Seller shall cooperate and comply with such acts as shall be required to accomplish settlement.

8.2 Representation, Cooperation and Settlement.

(a) Each party agrees to give prompt notice to the other, of any claim against the other, which might give rise to a claim based on the indemnity contained in Sections 8.1(a) and 8.1(b), stating the nature and basis of the claim and the amount thereof.

(b) Subject to Section 8.1(c), in the event any claims, action, suit or proceeding is brought against a party (the “Indemnified Party”) with respect to which the other party (the “Indemnifying Party”) may have liability under the indemnity contained in Sections 8.1(a) and 8.1(b) hereof, the Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim, provided that neither Seller nor Buyer shall be required to permit the other to assume the defense of any third party claim which if not first paid, discharged, or otherwise complied with would result in a material interruption or cessation of the conduct of such party’s business or any material part thereof, or with respect to Buyer materially impair the value of the Purchased Assets, or with respect to Seller, materially impair the value of the remaining operations or the remaining Intellectual Property or the Milestone Payment. Failure by the Indemnifying Party to notify the Indemnified

Party of its election to defend any such claim or action by a third party within thirty (30) days after notice thereof shall have been given by the Indemnified Party, shall be deemed a waiver of any such election. If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom, including the retention of competent counsel reasonably satisfactory to the Indemnified Party, and holding the Indemnified Party harmless from and against any and all damage resulting from, arising out of, or incurred with respect to any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom. The Indemnifying Party shall not, in the defense of such claim or litigation, consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party nor enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect to such claim or litigation.

(c) If the Indemnifying Party shall not assume the defense of any such claim by a third party or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate. The Indemnifying Party shall, in accordance with the provisions hereof, promptly reimburse the Indemnified Party for the amount of any settlement reasonably entered into by the Indemnified Party and for all damage incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation.

8.3 Survival of Representations and Warranties. All the representations and warranties of the Seller contained in Article 4 and of the Buyer in Article 5 above shall survive the Closing hereunder for a period of 12 months after the Closing Date (and no claim for indemnity under this Article 8 with respect thereto may be first made after such period); provided, however, that the representations and warranties in Sections 4.3, 4.6, 4.7, 4.10, and 4.16 shall continue to survive after the Closing Date until the expiration of the applicable statutes of limitations relating thereto (and, subject to the limitations and reductions set forth in Sections 8.4 and 8.5, any claim under this Article 8 with respect thereto may be first made at any time until the expiration of such applicable statute of limitations).

8.4 Indemnity Caps. Notwithstanding anything to the contrary set forth in this Agreement:

(a) The maximum aggregate amount of Claims and Losses for which Seller shall be responsible to Buyer pursuant to this Article 8 shall be $7,000,000; provided, however, that notwithstanding any other provisions of this Agreement, the foregoing indemnity cap of $7,000,000 (the “Seller’s Indemnity Cap”) shall be subject to the following limitations and reductions:

(i) in no event shall the Cash Consideration under Section 2.4(a) or the Closing Shares under Section 2.4(c) be subject to any claims under this Article 8 by Buyer or Buyer Affiliates;

(ii) (1) if any claim or claims are made under this Article 8 by Buyer or Buyer Affiliates prior to the due date for payment to Seller of $3,000,000 in cash pursuant to Section 2.4(b), then the amount of the excess, if any, of such $3,000,000 over the amount of such claim or claims shall not thereafter be subject to any claim under this Article 8 by Buyer or Buyer Affiliates, or (2) if no claim under this Article 8 is made by Buyer or Buyer Affiliates prior to the due date for payment to Seller of $3,000,000 in cash pursuant to Section 2.4(b), then such $3,000,000 shall not thereafter be subject to any claim under this Article 8 by Buyer or Buyer Affiliates;

(iii) from and after June 30, 2023 and prior to June 30, 2024, in respect of any claim first made by Buyer or Buyer Affiliates after June 30, 2023, Seller’s Indemnity Cap shall be reduced to the lesser of (A) $7,000,000 minus the aggregate amount of Claims and Losses incurred by Buyer or Buyer Affiliates with respect to which a claim has been made prior to June 30, 2023 or (B) $3,500,000 (the “Seller’s Revised Indemnity Cap”); and

(iv) from and after June 30, 2024, the Buyer and Buyer Affiliates shall not be entitled to make any new indemnity claims pursuant to Article 8.

(b) The maximum aggregate amount of Claims and Losses for which Buyer shall be responsible to Seller pursuant to this Article 8 shall be $7,000,0000; provided, however, that notwithstanding any other provisions of this Agreement, the foregoing indemnity cap of $7,000,000 (the “Buyer’s Indemnity Cap”) shall be subject to the following limitations and reductions:

(i) from and after June 30, 2023 and prior to June 30, 2024, in respect of any claim first made by Seller or Seller Affiliates after June 30, 2023, Buyer’s Indemnity Cap shall be reduced to the lesser of (A) $7,000,000 minus the aggregate amount of Claims and Losses incurred by Seller or Seller Affiliates with respect to which a claim has been made prior to June 30, 2023 or (B) $3,500,000 (the “Buyer’s Revised Indemnity Cap”); and

(ii) from and after June 30, 2024, the Seller and Seller Affiliates shall not be entitled to make any new indemnity claims pursuant to Article 8.

8.5 Thresholds. Notwithstanding anything to the contrary set forth in this Agreement:

(a) Buyer shall not seek or be entitled to indemnification from Seller pursuant to this Article 8 until the aggregate amount of Claims and Losses incurred by Buyer or Buyer Affiliates exceeds $200,000, in which event Seller shall be liable for indemnification for the entire amount of all such Claims and Losses (and not merely the excess over $200,000).

(b) Seller shall not seek or be entitled to indemnification from Buyer pursuant to this Article 8 until the aggregate amount of Claims and Losses incurred by Seller or Seller Affiliates exceeds $200,000, in which event Buyer shall be liable for indemnification for the entire amount of all such Claims and Losses (and not merely the excess over $200,000).

8.6 Sole Remedy. The respective entitlements to indemnification of Seller and Buyer pursuant to this Article 8 and as set forth in Sections 2.4(b) and 2.6 shall be the sole and exclusive remedy with respect to the matters set forth in Sections 8.1(a) and (b) hereof, as the case may be.

ARTICLE 9

GENERAL PROVISIONS

9.1 No Waiver. The respective representations and warranties of each party hereto contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto.

9.2 Confidentiality. Each of Buyer and Seller agrees that it will keep confidential all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, including but not limited to the content and terms of this Agreement, all in accordance with the terms of the Nondisclosure Agreement.

9.3 No Public Announcements. Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, Seller hereby consents to Buyer issuing a press release with respect to this Agreement, filing this Agreement with the SEC and making any necessary filings with the SEC in respect of entering into this Agreement.

9.4 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.4):

If to Buyer:	Sientra, Inc. 420 South Fairview Avenue, Suite 200 Santa Barbara CA 93117 E-mail: legal@sientra.com Attention: General Counsel

with a copy to:	DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121 Attention: Michael Kagnoff Jon Olsen Email: Michael.Kagnoff@us.dlapiper.com Jon.Olsen@us.dlapiper.com

If to Seller, to:	c/o Yiannis Monovoukas 11 Dellbrook Road Weston, MA 02493 Email: ymonovoukas@gmail.com

with a copy to:	Rackemann, Sawyer and Brewster 160 Federal Street, 15th Floor Boston, MA 02110 Attn: Michael F. O’Connell Email: moconnell@rackemann.com or to such other address as such party may indicate by a notice delivered to the other parties hereto.

9.5 Successors and Assigns.

(a) The rights of either party under this Agreement shall not be assignable prior to the Closing Date without the written consent of the other, which shall not be unreasonably withheld or delayed.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 9.5 any right, remedy or claim under or by reason of this Agreement.

9.6 Access to Records after Closing Date. For a period of five (5) years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the information, books and records of the Fat Grafting Operations which Seller or any of its Affiliates shall retain after the Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours and in a manner that does not significantly impair or impede the business operations of Seller.

9.7 Entire Agreement; Amendments. This Agreement, the Schedules referred to herein, the documents delivered pursuant hereto and the Nondisclosure Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements or understandings, oral or written, between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented, except by a written instrument signed by an authorized representative of each of the parties hereto.

9.8 Interpretation. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

9.9 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

9.10 Expenses. Whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection herewith including, without limitation, all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

9.11 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

9.12 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.

9.13 Further Assurances.

(a) On the Closing Date, Seller shall (i) deliver to Buyer such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as Buyer may reasonably request or as may be otherwise necessary to vest in Buyer all the right, title and interest of Seller in, to or under any or all of the Purchased Assets, and (ii) take all steps as may be necessary to put Buyer in actual possession and control of all the Purchased Assets.

(b) From time to time following the Closing Date, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as otherwise may be necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, and in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing Date, (i) to cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its reasonable efforts to secure to Buyer the benefits thereof in some other manner, or (ii) to use reasonable efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Seller thereunder).

9.14 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

9.15 Dispute Resolution. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in New York, New York, in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with said rules. The arbitrator shall apply Delaware law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

9.16 Effect of Due Diligence. The fact that Buyer has conducted a due diligence investigation of the Fat Grafting Operations prior to the date hereof shall in no way mitigate or qualify the representations and warranties of Seller set forth herein. Seller acknowledges and agrees that Buyer is relying on Seller’s representations and warranties in executing this Agreement and consummating the transactions contemplated hereby. Any item required to be disclosed on a Schedule to this Agreement may be so disclosed by cross reference to the same item set forth on another Schedule hereto.

9.17 No Third-Party Beneficiaries. This Agreement is for the sole benefit of Buyer and Seller and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than Buyer and Seller and such permitted successors and assigns, any legal or equitable rights hereunder.

9.18 Attorneys’ Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action.

9.19 Seller Liability. Notwithstanding anything to the contrary contained in this Agreement, except with respect to fraud or any misrepresentation set forth in Section 4.18 of this Agreement, no member or manager of Seller shall be personally liable for any obligations or liabilities of Seller under or in connection with this Agreement or the transactions contemplated hereby, including without limitation, any claims of Buyer and Buyer Affiliates pursuant to Article 8 of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed on the date first above written.

BUYER:

SIENTRA, INC.

By:	/s/ Ron Menezes
Name:	Ron Menezes
Title:	CEO

SELLER:

AURAGEN AESTHETICS LLC

By:	Helios Aesthetics LLC, its Manager

By:	/s/ Yiannis Monovoukas
Name:	Yiannis Monovoukas
Title:	Manager

Signature Page to Asset Purchase Agreement

HOLDERS OF LLC SHARES SOLELY WITH RESPECT TO SECTIONS 4.18 AND 7.4

By:	Helios Aesthetics LLC	By: /s/ William G Austen

By:	/s/ Yiannis Monovoukas	Name: William G Austen
Name:	Yiannis Monovoukas
Title:	Manager

By:	/s/ Marlene M Austen	By: /s/ Michael McCormack
Name:	Marlene M Austen	Name: Michael McCormack

By:	/s/ Yiannis Monovoukas	By: /s/ Theo Melas Kyriazi
Name:	Yiannis Monovoukas	Name: Theo Melas-Kyriazi

By:	The Austen 2007 Community Property Trust UAD 01/18/07	By:/s/ Erik Brooks

By:	/s/ Karl Austen	Name: Erik Brooks
Name:	Karl Austen
Title:	Trustee

By:	/s/ William A Danoff
Name:	William A Danoff

Signature Page to Asset Purchase Agreement

Exhibit A

Assignment and Assumption Agreement

Exhibit B

Assignment of Copyrights

Exhibit C

Assignment of Patents

Exhibit D

Assignment of Trademarks

Exhibit E

Bill of Sale

Exhibit F

Non Competition Agreements

Exhibit G

Study Protocol

Exhibit H

i

5.7	Disclosure	24

ARTICLE 6 COVENANTS		24

6.1	Investigation of Operations by Buyer	24
6.2	Preserve Accuracy of Representations and Warranties	24
6.3	Third Parties; Governmental Approvals	24
6.4	Notice of Certain Matters	25
6.5	Conduct of Operations	25
6.6	No Solicitation	26

ARTICLE 7 ADDITIONAL AGREEMENTS		26

7.1	Taxes	26
7.2	Noncompetition Agreement	27
7.3	Use of Name	27
7.4	Restrictions on Securities	28
7.5	[Intentionally Omitted	28
7.6	Employee Confidentiality Agreements	28
7.7	Insurance	29

ARTICLE 8 INDEMNIFICATION		29

8.1	Grant of Indemnity	29
8.2	Representation, Cooperation and Settlement	30
8.3	Survival of Representations and Warranties	31
8.4	Indemnity Caps	31
8.5	Thresholds	32
8.6	Sole Remedy	32

ARTICLE 9 GENERAL PROVISIONS		32

9.1	No Waiver	32
9.2	Confidentiality	32
9.3	No Public Announcements	33
9.4	Notices	33
9.5	Successors and Assigns	33
9.6	Access to Records after Closing Date	34
9.7	Entire Agreement; Amendments	34
9.8	Interpretation	34
9.9	Waivers	34
9.10	Expenses	34
9.11	Partial Invalidity	34
9.12	Execution in Counterparts	35
9.13	Further Assurances	35
9.14	Governing Law	35
9.15	Dispute Resolution	35
9.16	Effect of Due Diligence	35
9.17	No Third-Party Beneficiaries	35
9.18	Attorneys’ Fees	36
9.19	Seller Liability	36

Schedule 2.1(a)(viii) - Transferred Agreements		1

ii

iii

ASSET PURCHASE AGREEMENT

BETWEEN

SIENTRA, INC.

AND

AURAGEN AESTHETICS LLC

December 31, 2021